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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            (Amendment No.________ )*

                          Anchor Bancorp Wisconsin Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    032839102
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x]  Rule 13d-1(b)

                                [ ]  Rule 13d-1(c)

                                [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 pages

SEC 1745 (2/92)

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-------------------                                            -----------------
CUSIP No. 032839102                   13G                      Page 2 of 9 Pages
-------------------                                            -----------------

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 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Liberty Wanger Asset Management, L.P.  36-3820584
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                  Not Applicable
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
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                  5        SOLE VOTING POWER
   NUMBER OF
                                    None
    SHARES        --------------------------------------------------------------
                  6        SHARED VOTING POWER
 BENEFICIALLY
                                    1,476,800
   OWNED BY       --------------------------------------------------------------
                  7        SOLE DISPOSITIVE POWER
     EACH
                                    None
   REPORTING      --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
  PERSON WITH
                                    1,476,800
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,476,800
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IA
--------------------------------------------------------------------------------

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-------------------                                            -----------------
CUSIP No. 032839102                   13G                      Page 3 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                  Not Applicable
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
   NUMBER OF
                                    None
    SHARES        --------------------------------------------------------------
                  6        SHARED VOTING POWER
 BENEFICIALLY
                                    1,476,800
   OWNED BY       --------------------------------------------------------------
                  7        SOLE DISPOSITIVE POWER
     EACH
                                    None
   REPORTING      --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
  PERSON WITH
                                    1,476,800
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,476,800
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.0 %
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  CO
--------------------------------------------------------------------------------

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Item 1(a)         Name of Issuer:

                           Anchor Bancorp Wisconsin Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                           25 West Main Street
                           Madison, WI 53703

Item 2(a)         Name of Person Filing:

                           Liberty Wanger Asset Management, L.P. ("WAM")
                           WAM Acquisition GP, Inc., the general partner of WAM
                            ("WAM GP")

Item 2(b)         Address of Principal Business Office:

                           WAM and WAM GP are both located at:

                           227 West Monroe Street, Suite 3000
                           Chicago, Illinois  60606

Item 2(c)         Citizenship:

                           WAM is a Delaware limited partnership and WAM GP is a Delaware corporation.

Item 2(d)         Title of Class of Securities:

                           Common Stock

Item 2(e)         CUSIP Number:

                           032839102

Item 3            Type of Person:

                           (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                                Page 4 of 9 pages

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Item 4            Ownership (at December 31, 2002):

                           (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                    1,476,800

                           (b)      Percent of class:

                                    6.0% (based on 24,499,113 shares outstanding as of October 31, 2002).

                           (c) Number of shares as to which such person has:

                                         (i)     sole power to vote or to direct
                                                 the vote: none

                                        (ii)     shared power to vote or to
                                                 direct the vote: 1,476,800

                                       (iii)     sole power to dispose or to
                                                 direct the disposition of: none

                                        (iv)     shared power to dispose or to
                                                 direct disposition of:
                                                 1,476,800

Item 5            Ownership of Five Percent or Less of a Class:

                           Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                           The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                           Not Applicable

Item 8            Identification and Classification of Members of the Group:

                           Not Applicable

Item 9            Notice of Dissolution of Group:

                           Not Applicable

                                Page 5 of 9 Pages

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Item 10           Certification:

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 6 of 9 Pages

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                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2003

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET
                                     MANAGEMENT, L.P.

                                    By: /s/ Bruce H. Lauer
                                        ---------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary

                                Page 7 of 9 Pages

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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 12, 2003 by and between Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.

                                Page 8 of 9 Pages